Exhibit 99.B(i)(8)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

Edgar Correspondence

February 20, 2009

ING Variable Portfolios, Inc.

7337 E. Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:	ING Variable Portfolios, Inc.
Post-Effective Amendment No. 49 to Registration Statement on Form N-1A,
File Nos. 333-05173, 811-07651 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to ING Variable Portfolios, Inc., a Maryland corporation (the “Company”), we have been asked to render our opinion with respect to the issuance of an indefinite number of Class S2 shares of stock of the Company (the “Shares”), par value $0.001 per share, representing interests in each of ING VP Small Company Portfolio, ING BlackRock Global Science and Technology Portfolio, ING VP Index Plus LargeCap Portfolio, ING VP Index Plus MidCap Portfolio, ING VP Index Plus SmallCap Portfolio, ING Opportunistic LargeCap Value Portfolio, ING International Index Portfolio, ING Lehman Brothers U.S. Aggregate Bond Index Portfolio, ING Russell Large Cap Index Portfolio, ING Russell Mid Cap Index Portfolio, ING Russell Small Cap Index Portfolio, ING Russell Global Large Cap Index 85% Portfolio, and ING WisdomTree Global High-Yielding Equity Index Portfolio (each a “Portfolio”).  Each Portfolio is a series of the Company as more fully described in the prospectus and statement of additional information for the Portfolio contained in Post-Effective Amendment No. 49 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the State of Maryland Department of Assessments and Taxation and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Company.  In addition, we have assumed that the number of Shares issued and outstanding at any time shall not exceed 100,000,000 for each Portfolio.  We also have assumed that the Shares of each Portfolio will be issued in accordance with the prospectus and statement of additional information for such Portfolio contained in the Registration Statement, as amended or supplemented from time to time, and the consideration per Share received by the Company in connection with the sale of Shares will be equal to the net asset value per Share determined in accordance with the requirements of the Investment Company Act of 1940, as amended, the applicable rules and regulations of the Securities and Exchange Commission (or any succeeding governmental authority), and in conformity with generally accepted accounting practices and principles, but shall not be less than the par value per Share.

The opinion expressed below is limited to the Maryland General Corporation Law.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Company in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER  LLP

GOODWIN PROCTER  LLP